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FILING PURSUANT TO RULE 14a-12

This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. This filing contains statements about SpeechWorks International, Inc. (“SpeechWorks”), ScanSoft, Inc. (“ScanSoft”), and the proposed acquisition of SpeechWorks by ScanSoft. Statements in this filing regarding the proposed acquisition, the expected timetable for completing the acquisition, future financial and operating results, benefits and synergies of the acquisition, future opportunities for the combined company, benefits to be derived from the proposed acquisition and any other statements about SpeechWorks’ or ScanSoft’s managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction, the ability to realize anticipated synergies and cost savings and the other factors described in SpeechWork’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. SpeechWorks and ScanSoft expressly disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.

The following is the text of a conference call held by SpeechWorks and ScanSoft on April 24, 2003 in connection with the proposed acquisition of SpeechWorks by ScanSoft.

Filed by SpeechWorks International, Inc.

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Securities Exchange Act of 1934

Transcript of ScanSoft and SpeechWorks Conference Call

Thursday, April 24, 2003, 8:30 a.m. EDT

Operator: Welcome to today’s ScanSoft/SpeechWorks conference call and Webcast. This call is being recorded. With us today are the Chairman and Chief Executive Officer of ScanSoft, Mr. Paul Ricci; the Chief Executive Officer of SpeechWorks, Mr. Stuart Patterson and Mr. Richard Palmer, Chief Financial Officer of ScanSoft. At this time, I would like to turn the call over to Mr. Ricci. Please go ahead, sir.

Paul Ricci: Good morning everyone, and thank you for joining us on such short notice.

Before we begin, I would like to remind everyone that the matters we are discussing this morning include predictions, estimates, expectations and other forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially. You should refer to our recent SEC filings and public announcements for a detailed list of risk factors. In compliance with Regulation FD, it is our policy that any material comments concerning future results of operations will be communicated through pre-announced conference calls, press releases or other means that will constitute public disclosure for purposes of Regulation FD.

Two years ago, ScanSoft embarked upon an ambitious strategy focused on achieving leading positions in targeted markets with our productivity solutions, offering highly defensible technologies and repeatable solutions through a broad range of channels and technology licensing partners and capitalizing on our extensive international capabilities. During this time, we have made numerous product and operational investments toward this goal, including enhanced product offerings, and expanded sales and channel resources worldwide. Also during this time, we have made two important acquisitions, L&H in 2001 and Philips’ speech division in late 2002.

Today’s announcement, though, marks our most ambitious step yet. As you know, early this morning, we announced a merger with SpeechWorks, a pioneer in the speech industry. This creates one company, with the broadest portfolio of speech technologies, applications and professional services. This combination greatly benefits both companies’ customers, partners, employees, and, importantly, shareholders.

Together, the organization will have a rich set of resources to more effectively and efficiently provide complete solutions to partners and customers around the world. Through our diverse global channels and experienced professional services organization, we will deliver repeatable speech applications; and with our innovative and patented technologies we will deliver next-generation speech interfaces for a range of emerging market opportunities.

As detailed in the press release, ScanSoft has agreed to purchase all outstanding shares of SpeechWorks’ common stock in an all stock transaction. Based on ScanSoft’s closing price of $5.56 yesterday, the transaction is valued at $132 million, net of SpeechWorks’ cash balances of $49 million. This represents about a 63% premium, based on our average share prices over the last 30 days. SpeechWorks’ shareholders will receive .86 shares of ScanSoft common stock for each share of SpeechWorks that they own. In total, ScanSoft will issue approximately 32.6 million shares as part of this transaction. It will be accounted for as a purchase.

Our Boards unanimously approved the transaction and following regulatory and shareholder approval, we expect the deal to close by August 1, 2003.

The operational synergies of this transaction are considerable. We expect that we will achieve about $27 million in cost reductions through the combination. The majority of these will be realized at closing and will come from headcount reductions in major operating functions of each company, office site consolidation and reductions in marketing and administrative expenses. As a result, we expect this transaction to be neutral to earnings for the remainder of fiscal year 2003, five percent accretive in the first four quarters after the transaction closes and ten percent accretive, yielding EPS of approximately $0.42 to $0.43, in the full fiscal year 2004. Each of these earnings figures are before amortization of acquisition-related intangibles.

Today’s move also strengthens the financial underpinnings of the company in other ways. Upon closing, we expect the combined assets of the company to be approximately $386 million and cash balances to be approximately $60 million. We expect revenues for the full year 2004 to exceed $200 million.

In addition to the financial benefits, this is a strategic and decisive action that broadens our technical and product portfolio, and deepens our employee talent considerably. With these resources we are positioned to be the most efficient provider of the world’s best speech technologies. We are positioned to support our customers and partners with professional services throughout the world. And we are positioned, with more than 300 speech technologists, to further lead innovation in speech solutions and technologies, building upon the combined technology base and intellectual property portfolio, which now embodies more than $400 million in cumulative research and development.

The transaction also provides the organization with stronger channel and partner capabilities. The company remains committed to its broad channel strategy to deliver its combined solutions and will leverage the strengths of the respective global channels of each company to expand its worldwide reach. We can now offer our global partners a full range of technologies and a deeper set of solutions.

We are enthusiastic about the talented SpeechWorks employees who will be joining ScanSoft. We are also especially pleased about adding several SpeechWorks executives to the ScanSoft senior management team. We will be announcing more details in the coming weeks about the combined organization. But today, I am pleased to announce that, upon closing, Stuart Patterson will be joining as President of ScanSoft. I am enthusiastic about Stuart’s important role in the company. His many years of experience in software and communications industries, and a special position of leadership in the speech industry will be an immeasurable asset for ScanSoft. With that, I would like to turn the call over to Stuart for a few remarks.

SpeechWorks CEO: Thank you, Paul.

At the outset, I think Paul commented on what an exciting day this is for ScanSoft, and, indeed, it is an exciting day for SpeechWorks as well. Today’s announcement is the culmination of a vision Paul and I share for our organization and for the industry. It also represents a starting point whereby we can now bring the benefits of this combination to our customers, partners, employees and shareholders.

We recognize there is great potential for ubiquitous speech applications and believe this agreement provides tremendous opportunities. Together, the company brings to the market an extensive roster of applications, partners and customers.

Collectively, we reinforce the respective companies’ relationships with important strategic partners such as Cisco, IBM, Intel and Microsoft, in driving the speech market forward. This agreement also further strengthens our presence in the automotive and telematic markets where we have working relationships with nearly every major automotive manufacturer and provider, including reference accounts with Daimler-Chrysler, Delphi, Ford, GM, Land Rover, Motorola and Visteon.

And through an extensive and dedicated channel, we are positioned to deliver a vast set of speech-enabled applications, spanning directory assistance services for major telecommunications providers, rich voice portals for content providers and call center automation, corporate voice dialing and unified messaging for enterprise customers. All of these can be designed and implemented through our broad set of partners, including Avaya, Convergys, Edify, Genesys, Intervoice and Nortel, and complemented with our professional services organization that offers proven expertise and knowledge from hundreds of applications already installed.

We have high regards for ScanSoft’s management, technologies and innovation, as well as its focus on operational efficiencies. Speaking on behalf of the entire SpeechWorks organization, we look forward to joining the combined company at such an exciting time for the industry. With that, I’d like to turn the call back over to Paul.

Paul Ricci: Thank you, Stu.

With this transaction, we bring together highly-regarded technology assets from the industry’s leading speech and language innovators. This follows our successful acquisition and integration of Lernout & Hauspie’s assets and our more recent acquisition of Philips Speech Processing. It’s worth mentioning that our efforts to integrate Philips are proceeding smoothly and we are achieving key revenue and productivity benchmarks ahead of schedule.

With today’s announcement we have named senior managers within both companies to lead the integration efforts. We will use the integration processes and experiences we have developed in past transactions. In the coming weeks, as the integration planning proceeds, we will provide additional details on our combined plans.

We are excited about the many opportunities that lie ahead. Together, we are a stronger organization, one that is positioned as a leading global provider of speech solutions, with a greatly expanded customer and partner network. I am confident that this combination will greatly benefit both companies and bring additional value to our customer, partners, employees and shareholders.

This concludes our prepared remarks. With that, we invite your questions.

Keith Gay, Thomas Weisel Partners:    Good morning. You talked about broadening the technology and product portfolio. Can you talk a little bit more about the specifics of where this positions you in text-to-speech and where this positions you speech recognition. Maybe a little bit more, Paul, about where this fills in the places you wanted to fill in on the technology side?

Paul Ricci:    I don’t want to speak today too much about technical details. I would mention that of course the complimentary capabilities of our international text-to-speech offerings, SpeechWorks’ embedded text-to-speech offerings and some other capabilities really do provide for our partners the fullest range of speech synthesis available in network speech recognition. ScanSoft has enjoyed recent success with SpeechPearl products internationally. SpeechWorks is highly known for its network speech recognition as the most capable in the marketplace and has enjoyed extraordinary success across the market here in the U.S. We will be talking more in the coming weeks about the integration of those technologies.

Keith Gay, Thomas Weisel Partners:    Did you say that there was over $400 million of cumulative R&D?

Paul Ricci:    Yes. From the combined companies.

Keith Gay, Thomas Weisel Partners:    Do you know what that would be for SpeechWorks?

Paul Ricci:    You understand cumulative R&D, historically. You understand what I mean?

Keith Gay, Thomas Weisel Partners:    Right. You mentioned that you are proceeding well with the acquisition, the Philips integration. With this deal closing August 1, I’m trying to look at how much you have on your plate right now in terms of integration. What efforts will be ongoing between now and August 1 versus after August 1, and in terms of your bandwidth in accomplishing that. Could you provide a bit more color on those issues?

Paul Ricci:    Sure. The Philips acquisition was announced in October and closed on January 31. We have had a good amount of time to do a complete integration plan. And we have substantially executed on that integration plan in the last 60 days. So the integration work with Philips is mostly behind us and, as I mentioned briefly in my comments, it is going quite well. In fact our performance with the Philips business—in particularly internationally—has given us confidence in the discussions with SpeechWorks to proceed on this. We will also have a hiatus between now and the closing of this transaction, because of all the requirements to close the transaction. So, during this time, Stuart and I have appointed integration team managers at both companies, as well as supporting integration staff. We expect to have a complete integration plan prepared and ready to execute upon closing so that we have as rapid an integration as we have had with our past acquisitions. And I think that we now have experience in our most recent two acquisitions, that gives us a good deal of foundation in our structures and processes to do this integration.

Keith Gay, Thomas Weisel Partners:    Okay. Thank you.

Steve Frankel, Adams Harkness & Hill:    Paul, one of the struggles that SpeechWorks has had, at least from my vantage point, it has traditionally had a heavy reliance on what I call one-off applications, a high degree of professional services. Your model has been different. How do you plan to either make their model more profitable or shift from a focus more towards the products that you have?

Paul Ricci:    Well I should say that one of the features—the assets that SpeechWorks has that attracted us to this transaction—was the evolution that they have invested in their own sales organization towards targeted vertical markets such as travel and hospitality and other verticals. They have been doing that as part of their efforts to streamline the requirements of building repeatable applications. They have a highly skilled application development team. And as we looked at their organization and discussed it with them, we became convinced that as speech technologies have progressed and as their knowledge of developing these speech applications progressed, in fact the repeatability of these applications was in fact increasing. We also became convinced through our own speech acquisitions that having a professional services organization worldwide to support both your partners and the enterprises who are the ultimate consumers of the technology was essential. We did acquire a small professional services organization with Philips and that has been essential in some of our opportunities, particularly directory assistance and other applications in international markets in the last couple of months. We did believe going into this acquisition that we would have to have a stronger professional services organization and we had a great deal of respect for the one that they had built up and for the alignments they had achieved with these targeted verticals, which themselves lined up quite well with our verticals.

Steve Frankel, Adams Harkness & Hill:    Okay, thank you.

Katherine Egbert, CE Unterberg Towbin:    Good morning, Stu and Paul. I have a few questions. First is Paul. Given what you just talked about on the professional services side, given the fact that this is a new sales model, meaning a more direct enterprise sales model for SpeechWorks, and the fact that it is new technology, do you think that there are going to be significant headcount cuts?

Paul Ricci:    I think your question is how do we achieve these headcount cuts?

Katherine Egbert, CE Unterberg Towbin:    Well it is given the fact that it is different technology, a different sales model, which is somewhat more services intensive, how do you drive this towards profitability and cut heads at the same time?

Paul Ricci:    Well, we did. And one of the reasons that our discussions went on for some time was that Stuart and I did a considerable amount of detail work on synergy analysis, detailed headcount reduction targets, and we will achieve those reductions through the elimination of redundant SG&A, through the elimination of redundant marketing and in some cases sales staff, and also, of course through the elimination of some redundant technical sources. There are also non-headcount savings that are considerable and I should focus on. We are both public companies, and as you know there are minimum costs associated with being a public company. We have the enormous benefit of being located geographically in the same city, providing the opportunity for office site consolidations. When you add those all up, it indeed adds up to considerable savings as I indicated in my comments.

Katherine Egbert, CE Unterberg Towbin:    It seems to me that there is significant technology overlap both in text-to-speech and embedded text-to-speech. Could you provide a bit more color on how SpeechWorks compliments what you already have on text-to-speech from Philips and L&H and also is there any anti-trust concern in that area?

Paul Ricci:    Well, on the first question, I don’t want to provide any more details on the technology integration. What we did say in the press release, and what I would like to stress here, is that we are going to provide continuity for both companies’ customers and we are going to integrate the best of the technologies for our customers and beyond that I don’t want to say anything more now. I don’t think there are any anti-trust concerns because we are both part of a larger telephony software market and there are many, many participants and variations of products in that market.

Katherine Egbert, CE Unterberg Towbin:    Okay. And then Stu, I think I heard you say some things about selling pre-packaged applications such as directory assistance, voice dialing, unified messaging. Can you talk a bit about that strategy a little more? Did I hear that right?

Stuart R. Patterson:    Yes. We have been working for quite awhile as SpeechWorks and we will now work together as part ScanSoft to really build a combination of tools and of essentially application scripts that can be used to facilitate the implementation of a new application. We started with dialog modules years ago and we have now done higher level application elements like things that allow you to capture name and address without doing any additional programming and where we are going with that is towards essentially pre-packaged offerings that can be implemented much quicker, and that provide 90-100% of the value that we built with more customized solutions in the past. It is a natural evolution for any software industry, and we expect to drive it in the speech industry and, as Paul has mentioned, one way to do that is to target those applications at specific verticals, and we have got an enormous amount of experience in the leading verticals that have adopted speech.

Katherine Egbert, CE Unterberg Towbin:    Okay. Thank you.

James Faucette, Pacific Crest:    Good morning. I was wondering if you could provide a bit of insight into what provisions may be in place for the deal, in terms of potential break-up payments, or provisions in the event that ScanSoft’s stock were to move considerably either up or down from its current level?

Richard Palmer:    There are no provisions or collars or walkaways with regard to the changes in prices on the transaction. There is the traditional break-up fee where SpeechWorks pays ScanSoft approximately $6 million if the deal is broken.

James Faucette, Pacific Crest:    Okay. Great. Thank you very much.

Richard Davis, Needham & Company:    Thanks a lot. Two questions: One, could you talk about any customer overlaps between SpeechWorks and what you guys are doing? Then, secondly, I guess this would be addressed to Stuart. Could you walk us through a little bit as to why SpeechWorks, which always had great promise in terms of technology, and why did it fail to grow into a profitable enterprise? Could you talk me through why SpeechWorks is now going to be that much of a better firm? What’s the leverage? Could you provide a bit more granularity on that side?

Paul Ricci:    In terms of customer overlap, both of ScanSoft’s acquisitions, both with L&H and with Philips, had their greatest strength in international markets. Of course SpeechWorks preeminence is especially great in the North American markets. In terms of end customers, I believe there is limited overlap and that was an attraction to the transaction. We do share some channels, and both companies have independent channels, so the combined channels of the two companies will be in fact greater. We believe we will have the broadest set of global channels in the speech industry. To the second question, let me turn it over to Stuart.

Stuart R. Patterson:    I think your first question was about the challenges to achieving profitability. I have to say that we were completely confident that we would achieve profitability over time. In the market as a whole, the speech market, growth slowed down dramatically after having 100% year-over-year growth for five years running. And so, to some degree, we had to face the same challenges that many, many companies faced where we were simply trying to right-size the company as we also continued to grow revenues. And so, we had not at all lost confidence in our ability to achieve that profitability and to extend our leadership, particularly here, domestically, that Paul mentioned. But there is really always a tradeoff when you look at doing a combination like this between maintaining a standalone, smaller entity, or joining forces and trying to expand the model. And let me just say a couple of remarks about your second question, which was what is the leverage. As Paul has suggested, there are many, many ways in which these two organizations complement one another. The Philips and L&H focus had been very global. And so they cover languages in several technologies that we have not tried to cover. And having that global coverage is going to make all of our products and all of our speech solutions more attractive to the global distribution partners that we have mentioned on this call. And the other thing which I think is obvious is that the SpeechWorks model as a standalone entity was really 90% or somewhere in the 80%-100% dependent upon one line of products and one business model, which was the network speech model. Although we had made some progress in the synthesis area, it certainly was not a large part of our revenue. By joining a company like ScanSoft, we will benefit from a much more diversified revenue model and that will show up in many other benefits including in some cases the ability to continue investing or in some cases increase the investment in some key technologies and products and applications that our customers are demanding. So, I think there is a lot of leverage for both organizations.

Paul Ricci:    Richard, I might add one thing to Stuart’s comments toward your question. We have derived a certain amount of confidence from the strength that we have seen internationally over the last couple of quarters in our speech technologies and solutions. And our belief that the quality of the speech technologies has reached the point where it is enabling a broader set of customers and that that rebound is going to move to the North American market in some measured pace and that now is absolutely the time to coalesce our strengths, and take advantage and help accelerate that growth in this market.

Richard Davis, Needham & Company:    Great. That’s helpful. Thanks.

Paul Ricci:    Thank you.

Ashok Ahuja, ICOR Corporation:    First of all, congratulations to both companies. A few questions first for Paul. Based upon your answer from a previous question, I assume there is a likelihood over a period of time that you will collate the products and come out with some combined products and get rid of some products. But for the foreseeable future, the product portfolios from both companies will be available. Is that a fair statement?

Paul Ricci:    What I said was that we would maintain continuity for all of our customers. And that we would provide a seamless transition to integrated products and again, I didn’t want to speak today to the timeframe for doing that.

Ashok Ahuja, ICOR Corporation:    Okay. A few questions for Stuart. Stuart, how many people did you have in the R&D organization all together?

Stuart R. Patterson:    Well, as Paul said, I don’t think we are going to go into too many details right now on the technologies or on the people. We are certainly going to be communicating a lot in the coming weeks about our integration plans and at that time we will be more specific.

Ashok Ahuja, ICOR Corporation:    Is there anything you can share with us at this point in terms of what your split in revenues was between products and services?

Stuart R. Patterson:    Historically, it has been approximately 50-50, particularly in the past year or so. Prior to that, when the speech market was growing more robustly, we were about 60-40 in product services and we did reach a product mix as high as 65%. So it has been in that range ever since.

Ashok Ahuja, ICOR Corporation:    How much of an aftermarket is there for VARs for your product where VARs are actually doing services with the enterprise?

Stuart R. Patterson:    Our software is available on an enormous variety of platforms, many of them mentioned as partners in the opening remarks today. So there is really a very large community of developers who are very familiar with our technology and our tools. And that has really been the root of our success in the North American market and in those countries that we have achieved considerable momentum in internationally. The technology is very highly respected, being among, if not the best, technology and we have innovated around the tools area to make development much easier and reliable and also to make the applications much more user friendly. That has really been one of our hallmarks.

Ashok Ahuja, ICOR Corporation:    Lastly, Paul can you address the issue of valuation in any way? If I’m doing my math right, it is close to four times trailing revenues ex cash. And I guess it seems to be a pretty hefty premium over the price the stock was trading at. Is there anything you can provide in that area?

Paul Ricci:    We focused in our valuations on the premium over the recent months’ share price of the respective companies, and on the multiple of forward-looking revenues rather than trailing revenues. And finally on the discounted cash flow and earnings that would come from the combined companies. When we looked at all of those, we concluded that this transaction was highly attractive to ScanSoft shareholders and provided a unique opportunity right now to accelerate the growth of our company and therefore the future earnings capacity and the return on assets for our shareholders.

Ashok Ahuja, ICOR Corporation:    Thank you. All the best.

Paul Ricci:    In closing, let me add one final comment. Our ability to announce this transaction today is founded on the successes of the past of the Company and no one has contributed more to that success than Michael Tivnan. His decision to retire from the President’s position opens new doors for him, but represents a loss for his family here at ScanSoft. I cannot thank him enough for all that he has accomplished for us. Thank you again for joining us on short notice, we look forward to apprising you of further details on our integration activities as we proceed.

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Additional Information and Where To Find It

ScanSoft intends to file a registration statement on Form S-4 in connection with the transaction, and ScanSoft and SpeechWorks intend to file with the SEC and mail to their respective stockholders a joint proxy statement/prospectus in connection with the transaction. Investors and security holders are urged to read the joint proxy statement/prospectus when it becomes available because it will contain important information about ScanSoft, SpeechWorks and the transaction. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) at the Securities and Exchange Commission’s web site at www.sec.gov. A free copy of the joint proxy statement/prospectus may also be obtained by contacting ScanSoft or SpeechWorks.

ScanSoft and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of ScanSoft and SpeechWorks in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the joint proxy statement/prospectus described above. Additional information regarding these directors and executive officers is also included in ScanSoft’s proxy statement for its 2002 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on or about April 30, 2002. This document is available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and from ScanSoft.

SpeechWorks and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of ScanSoft and SpeechWorks in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the joint proxy statement/prospectus described above. Additional information regarding these directors and executive officers is also included in SpeechWorks’ proxy statement for its 2002 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on or about April 15, 2002. This document is available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and from SpeechWorks.

Safe Harbor Statement

This document contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that the ScanSoft/SpeechWorks transaction does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval or that prior to the closing of the proposed transaction, the businesses of the companies suffer due to uncertainty; the market for the sale of certain products and services may not develop as expected; that development of these products and services may not proceed as planned; that ScanSoft and SpeechWorks are unable to transition customers, successfully execute their integration strategies, or achieve planned synergies; other risks that are described from time to time in ScanSoft’s and SpeechWorks’ Securities and Exchange Commission reports (including but not limited to ScanSoft’s annual report on Form 10-K for the year ended December 31, 2002, SpeechWorks’ annual report on Form 10-Kfor the fiscal year ended December 31, 2002, and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, ScanSoft/SpeechWorks results could differ materially from ScanSoft/SpeechWorks expectations in these statements. ScanSoft/SpeechWorks assumes no obligation and does not intend to update these forward-looking statements.